Execution Version

Exhibit 10.1

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT, dated as of January 9, 2015 (the “Effective Date”) (this “Agreement”), is by and between PLATFORM HOSPITALITY INVESTOR T-II, LLC, a Delaware limited liability company (“Purchaser”) and ISLAND JV MEMBER INC., a Florida corporation (“Seller”). Unless otherwise defined in this Agreement or the context clearly requires otherwise, all capitalized terms in this Agreement shall have the meanings given to them in Annex I to this Agreement.
RECITALS
WHEREAS, Seller owns 100% of the issued and outstanding Equity Interests (including all of the Common Units) of the Company;
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 45% of the issued and outstanding Common Units;
WHEREAS, prior to the transfer of Common Units from Seller to Purchaser pursuant to this Agreement, Seller and the Company shall have completed the Restructuring Transactions; and
WHEREAS, concurrently with the transfer of Common Units from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall execute and deliver the Company Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMMON UNITS
Section 1.1    Purchased Units. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agree to sell and transfer to Purchaser, all right, title and interest in and to 450,000 Common Units (the “Purchased Units”), free and clear of all Encumbrances. The Purchased Units represent, in the aggregate, forty-five percent (45%) of the outstanding Equity Interests of the Company.
Section 1.2    Purchase Price. The purchase price for the Purchased Units (the “Purchase Price”) shall be equal to (a) $33,200,000 (the “Cash Consideration”), plus (b) the additional consideration with a value of $4,600,000 which shall be delivered to Seller at Closing in accordance with the Additional Consideration Agreement (the “Additional Consideration”).
Section 1.3    Closing; Closing Date. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Duval & Stachenfeld LLP, 555 Madison Avenue, 6th floor, New York, New York 10022, or at such other location as may be agreed upon in writing by Seller and Purchaser, at 10:00 a.m. local time, on the date hereof (the “Closing Date”).
Section 1.4    Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the Parties:
(a)    Seller shall deliver to Purchaser:
(i)    a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the Company is not a “United States real property holding corporation” within the meaning of under Section 897(c)(2) of the Code;
(ii)    copies of each Transaction Document duly executed by Seller, Jeffrey Fisher, Roger Pollak or Jeffrey Waldt, as applicable; and
(iii)    such other documents reasonably requested by Purchaser.
(b)    The Purchaser shall:
(i)    pay Seller, by wire transfer of immediately available funds to the account designated in writing by Seller, an amount equal to the Cash Consideration;
(ii)    deliver to Seller the Additional Consideration in accordance with the terms of the Additional Consideration Agreement;
(iii)    deliver to Seller copies of each Transaction Document duly executed by Purchaser or NSAM, as applicable; and
(iv)    deliver such other documents reasonably requested by Seller.
Section 1.5    Allocation of Purchase Price.
Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Company’s assets in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Parties. Purchaser shall deliver such allocation to Seller within sixty (60) days after the Closing Date for Seller’s approval, which shall not be unreasonably withheld. The Parties shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser and approved by Seller. The Company and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. No Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
Section 1.6    Post-Closing Adjustment.

(a)    No earlier than ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement of the Adjustment Amount (the “Initial Post-Closing Adjustment Statement”), setting forth Seller’s calculation of the Adjustment Amount together with reasonable supporting calculations and detail.
(b)    Purchaser shall notify Seller in writing within thirty (30) days following Purchaser’s receipt of the Initial Post-Closing Adjustment Statement (the “Review Period”) if Purchaser objects to any matter set forth in the Initial Post-Closing Adjustment Statement, which notice shall describe the basis for such objection (the “Notice of Disagreement”); provided that Seller and Purchaser shall be deemed to have agreed upon all items and amounts that are not so disputed by Purchaser in the Notice of Disagreement. If no Notice of Disagreement is received by Seller prior to the expiration of the Review Period, then the Initial Post-Closing Adjustment Statement shall be deemed to have been accepted by Purchaser and shall become final and binding upon the Parties in accordance with Section 1.6(e).
(c)    During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters properly specified in the Notice of Disagreement.
(d)    Dispute Resolution.
(i)    If, at the end of the Resolution Period, Seller and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Post-Closing Adjustment Statement marked to indicate those line items that are not in dispute) to PricewaterhouseCoopers LLP or, if that firm declines to act as provided in this Section 1.6(d), another firm of independent public accountants, selected promptly by and mutually reasonably acceptable to Purchaser and Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed to make, within thirty (30) days after the expiration of the Resolution Period or, if applicable, the Independent Accounting Firm’s selection pursuant to the preceding sentence, a final determination in accordance with this Agreement, binding on the Parties, of the appropriate amount of each of the line items in the Initial Post-Closing Adjustment Statement which remain in dispute as indicated in the Notice of Disagreement which Seller and Purchaser have submitted to the Independent Accounting Firm, including any proceedings before or with the Independent Accounting Firm, and to promptly notify the Parties in writing of its determination. With respect to each amount in dispute, the Independent Accounting Firm’s determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Notice of Disagreement or by Seller in the Initial Post-Closing Adjustment Statement with respect to such disputed amount.
(ii)    During the review by the Independent Accounting Firm, the Transaction Entities will each provide the Independent Accounting Firm with such access to their respective books, records, accountants, audit work papers and relevant employees as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section

1.6; provided, however, that nothing contained in this Section 1.6 shall require the any party to disclose any attorney-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege.
(iii)    All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be an expense of the Company.
(e)    The statement of the Adjustment Amount that is final and binding on the Parties, as determined either through agreement of the Seller and Purchaser pursuant to Section 1.6(b) or Section 1.6(c) or through the action of the Independent Accounting Firm pursuant to Section 1.6 (d), is referred to as the “Final Post-Closing Adjustment Statement”, and the Adjustment Amount set forth therein as the “Final Adjustment Amount”.
(f)    If the Final Adjustment Amount is a positive amount, then the Company shall pay in cash to Seller (or one or more Affiliates designated by Seller, on behalf of the Company) the Final Adjustment Amount. If the Final Adjustment Amount is a negative amount, then Seller (or an Affiliate designated by Seller, on behalf of Seller) shall pay in cash to the Company the Final Adjustment Amount. Any such payment shall be made within five (5) Business Days after the Final Post-Closing Adjustment Statement becomes final.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as expressly set forth in this Agreement, Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:
Section 2.1    Organization.
(a)    Each Transaction Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State in which it was formed. Each Transaction Entity has the requisite corporate or limited liability company (as applicable) power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted.
(b)    Each Transaction Entity is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 2.2    Due Authorization. Each Transaction Entity has all requisite corporate or limited liability company (as applicable) authority and power to execute and deliver each Transaction Document to which such Transaction Entity is or will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each Transaction Entity of the applicable Transaction Documents and the consummation of the Contemplated Transactions has been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action on the part of each such Transaction Entity and no other action on the part of any such Transaction Entity is necessary to authorize the execution, delivery and performance of such Transaction Documents and to consummate the Contemplated Transactions. Each Transaction Document to which a Transaction Entity is or will be a party has been or will be duly and validly executed and delivered by any such Transaction Entity, as applicable, and, assuming the due authorization, execution and delivery by Purchaser or NSAM, as applicable, constitutes, or will constitute when executed, a legal, valid and binding obligation of each such Transaction Entity, as applicable, enforceable against such Transaction Entity in accordance with its terms, subject to the Enforceability Exceptions.
Section 2.3    No Conflicts. Except as set forth in Section 2.3 of the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Letter”), the execution and delivery by each Transaction Entity of each Transaction Document to which such Transaction Entity is or will be a party and the consummation of the Contemplated Transactions do not and will not:
(a)    breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which any Transaction Entity is a party, or by which any Transaction Entities’ assets are bound;
(b)    breach, violate, conflict with or result in a default in any material respect under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default in any material respect under any applicable Law or Order binding upon or applicable to any Transaction Entity;
(c)    violate or conflict with any Organizational Documents of any Transaction Entity; or
(d)    result in the creation or imposition of any Encumbrance, with or without notice or lapse of time or both, on any Assets of any Transaction Entity.
Section 2.4    No Authorization or Consents Required. Assuming the accuracy and completeness of the representations and warranties of Purchaser contained in the Transaction Documents, except as set forth in Section 2.4 of the Seller Disclosure Letter, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by (a) any Transaction Entity or (b) the Principal with respect to any such Person’s execution or delivery of any Transaction Document or the consummation of the Contemplated Transactions, in each case, other than any consents, approvals, authorizations, designations, declarations or filings that are not material.
(a)    Litigation. Except as set forth in Section 2.5(a) of the Seller Disclosure Letter, there are no Actions pending or, to the Knowledge of Seller, threatened in writing against any Transaction Entity or Principal before or by any Governmental Authority. Neither Principal nor any Transaction Entity is subject to any outstanding Order that prohibits or otherwise restricts the ability of any Transaction Entity to execute or deliver any Transaction Document or consummate the Contemplated Transactions.
(b)    All of the Actions described on Section 2.5(b) of the Seller Disclosure Letter are Actions for which Seller is either fully covered by insurance or indemnified under Management Agreements in full.
Section 2.5    Title and Capitalization.
(a)    The authorized Equity Interests of the Company consist solely of 1,000,000 Common Units, the entirety of which are duly authorized, validly issued and outstanding and free of any preemptive rights, and Seller is the sole record and beneficial owner of all of the outstanding Equity Interests of the Company. Seller has good and valid title to the Common Units, free and clear of all Encumbrances. At the Closing, good and valid title to the Purchased Units will transfer to Purchaser, free and clear of all Encumbrances other than those arising from acts of Purchaser and its Affiliates. Except as set forth in the Company Agreement, the Purchased Units are not subject to any Contract restricting or otherwise relating to the voting, transfer, distribution or disposition of such Common Units and no Person has the right to control, manage, or vote on, or has any right to consent to or otherwise approve any decisions or actions with respect to the Company. At the Closing, the Purchased Units will represent, in the aggregate, 45% of the issued and outstanding Common Units. Principal (i) has good and valid title to 90% of the Equity Interests of Seller, free and clear of all Encumbrances, and (ii) Controls Seller.
(b)    Except as set forth in Section 2.6(a) or in the Company Agreement,
(i)    there are no other Equity Interests of the Company authorized, issued, reserved for issuance or outstanding;
(ii)    there are no outstanding or authorized equity appreciation, phantom equity, equity participation or similar rights with respect to the Equity Interests of the Company;
(iii)    the Company has no authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter;
(iv)    there are no Contracts to which the Company is a party or by which it is bound to (A) repurchase, redeem or otherwise acquire any Equity Interests of, or other equity or voting interest in, the Company, or (B) vote, transfer or dispose of any Equity Interests of the Company; and
(v)    no Person has any right of first offer, right of first refusal, preemptive right or similar right with respect to the Equity Interests of the Company.

Section 2.6    Subsidiaries.
(a)    Section 2.7(a)(i) of the Seller Disclosure Letter sets forth a true and correct list of each Company Subsidiary. Except as set forth in Section 2.7(a)(ii) of the Seller Disclosure Letter, all of the Equity Interests of each Company Subsidiary are held directly by the Company, or indirectly by the Company through one or more wholly owned Company Subsidiaries, free and clear of all Encumbrances and no Person has the right to control, manage, or vote on, or has any right to consent to or otherwise approve any decisions or actions with respect to any Company Subsidiary.
(b)    All of the issued and outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued and free of any preemptive rights with respect thereto. Seller has made available to Purchaser a true and complete copy of the Organizational Documents (including all amendments thereto), each as in effect on the date hereof, of each Company Subsidiary.
(c)    Except as set forth in Section 2.7(a)(i) or Section 2.7(a)(ii) of the Seller Disclosure Letter, there are no Equity Interests authorized, issued, reserved for issuance or outstanding, with respect to any Company Subsidiary. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Equity Interests of any Company Subsidiary.
(d)    No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or shareholders of such Company Subsidiary on any matter.
(e)    There are no Contracts to which any Company Entity or Principal is a party or by which any of them is bound to (i) repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary, (ii) vote or dispose of any Equity Interests of any Company Subsidiary. No Person has any right of first offer, right of first refusal, preemptive right or similar right in connection with any future offer, sale or issuance of equity securities of any Company Subsidiary.
Section 2.7    Joint Ventures. Except as set forth in Section 2.8 of the Seller Disclosure Letter, (a) no Transaction Entity directly or indirectly owns, Controls or has any investment or other ownership interest (including ownership of any Equity Interests) in any corporation, partnership, joint venture, business trust or other Person (other than a Company Entity); (b) no Transaction Entity has agreed, contingently or otherwise, to share any profits, revenues, losses, costs or liabilities with, or to guaranty the obligations of, any Person (other than the Company or a Company Entity); and (c) as of the date hereof, no Transaction Entity is obligated to make any investment in or capital contribution to any Person (other than a Company Entity).
Section 2.8    Financial Statements.
(a)    Section 2.9(a) of the Seller Disclosure Letter sets forth a copy of (i) Seller’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of September 30, 2014 and the related statements of income, equity, comprehensive income (loss) and cash flows for the 9-month period then ended (together with the Latest Balance Sheet, the “2014 Interim Financial Statements”), (ii)

Seller’s unaudited consolidated balance sheet (the “2013 Interim Third Quarter Balance Sheet”) as of September 30, 2013 and the related statements of income, equity, comprehensive income (loss) and cash flows for the 9-month period then ended (together with the 2013 Interim Third Quarter Balance Sheet, the “2013 Interim Financial Statements”; and together with the 2014 Interim Financial Statements, the “Interim Financial Statements”), and (iii) Seller’s unaudited consolidated balance sheets (the “Unaudited Balance Sheet”) and statements of income, equity, comprehensive income (loss) and cash flows for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”). The Unaudited Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.”
(b)    The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as noted therein), and present fairly in all material respects the consolidated financial condition and results of operations of the Company Entities as of the dates thereof and for the periods referred to therein, subject however, to (x) the absence of footnote disclosures and (y) in the case of the Interim Financial Statements, changes resulting from normal year-end adjustments that are not, in the aggregate, material. Except as set forth in the Financial Statements, no Company Entity maintained any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC during the periods indicated.
(c)    The accounting controls of each Company Entity have been and are sufficient to provide reasonable assurances that, in all material respects, all transactions are recorded as necessary to maintain proper accountability for such items.
Section 2.9    No Undisclosed Liabilities. None of the Company Entities have any Liabilities other than (a) Liabilities disclosed in Section 2.10 of the Seller Disclosure Letter, (b) Liabilities disclosed in the Financial Statements, including the notes thereto, (c) Liabilities incurred in the ordinary course of business after the date of the Unaudited Balance Sheet, (d) Liabilities created by this Agreement or any other Transaction Document and (e) Liabilities that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Business of the Company Entities taken as a whole.
Section 2.10    Absence of Certain Developments. Except as permitted or contemplated by this Agreement or any Transaction Document or as set forth in Section 2.11 of the Seller Disclosure Letter, since the date of the most recent Unaudited Balance Sheet, each Transaction Entity has conducted its business in the ordinary course of business in all material respects. Since the date of the most recent Unaudited Balance Sheet through the date hereof, there has not been any Material Adverse Effect.
Section 2.11    Compliance with Laws. Except as set forth in Section 2.12(a) of the Seller Disclosure Letter, each Transaction Entity is in compliance in all material respects with all Laws and Orders to which such Person is subject. To the Knowledge of Seller, except as set forth in Section 2.12(b) of the Seller Disclosure Letter, there is no investigation by any Governmental Authority pending or threatened in writing against any Transaction Entity or Principal involving a violation of any Law or Order. Except as set forth in Section 2.12(c) of the Seller Disclosure Letter, no Transaction Entity has received written notice from any Governmental Authority or any other

Person within the prior twelve (12) months that such Person is not in compliance with any applicable Law or Order. To the Knowledge of Seller, except as set forth in Section 2.12 of the Seller Disclosure Letter, the Contemplated Transaction shall not result in non-compliance with any Laws or Orders applicable to each Transaction Entity.
Section 2.12    Material Contracts.
(a)    Section 2.13 of the Seller Disclosure Letter contains a true and correct list of each Material Contract to which a Company Entity is a party.
(b)    Prior to the date hereof, Seller has made available to Purchaser a true and correct copy of each written Material Contract. No Company Entity is party to, or otherwise bound by, any material oral Contract.
(c)    Each Material Contract is a valid and binding obligation of each Company Entity that is a party thereto, is in full force and effect and is enforceable against such Company Entity, and, to the Knowledge of Seller, the other Persons a party thereto, in each case subject to the Enforceability Exceptions. No Company Entity that is a party to any Material Contract or, to the Knowledge of Seller, any other Person a party thereto is in material breach, violation or default under any Material Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by any Company Entity a party thereto, or, to the Knowledge of Seller, any other Person a party thereto.
(d)    Except as set forth in Section 2.13(d) of the Seller Disclosure Letter, none of Seller, Principal or any of their Affiliates (other than the Company Entities) is a party to any Management Agreement and/or has any right to directly or indirectly receive any Management Fees.
Section 2.13    Indebtedness. Section 2.14 of the Seller Disclosure Letter sets forth a true and correct list of all Indebtedness, if any, of each Company Entity, and the borrower, the original lender and the current holder (if different) as of immediately prior to the date hereof.
Section 2.14    Real Property. Other than as set forth in Section 2.15(a) of the Seller Disclosure Letter, no Transaction Entity owns, and none of them have ever directly owned, any real property. Section 2.15(b) of the Seller Disclosure Letter sets forth a true and correct list of all leasing, sublease or license Contracts under which any Transaction Entity uses or occupies real property (including all modifications, amendments, renewals, extensions, guaranties and supplements relating to each such Contract) (each, a “Lease” and, collectively, the “Leases”) and a description of the real property demised under each of the Leases (each, a “Leased Property” and, collectively, the “Leased Properties”). Prior to the date hereof, Seller has made available to Purchaser a true and correct copy of each Lease. Each Lease is a valid and binding obligation of each Company Entity that is party to such Lease, is in full force and effect and is enforceable against any such Company Entity, and, to the Knowledge of Seller, the other Persons party thereto, in each case subject to the Enforceability Exceptions. No Company Entity party to any Lease or, to the Knowledge of Seller, any other Person party thereto is in material breach, violation or default under any such Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by any such Company Entity party thereto, or, to the Knowledge of Seller, any other Person party thereto. Each Company Entity that is party to a Lease has good and valid leasehold title to the Leased Property subject to any such Lease, subject only to the terms and conditions of the applicable Lease. Except as set forth in Section 2.15(b) of the Seller Disclosure Letter, no Company Entity has leased or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof. No Company Entity holds or is obligated under, or is a party to, any option, right of first refusal or other contractual right to purchase, acquire or dispose of any Leased Property or any portion thereof or interest therein.
Section 2.15    Title to Assets.
(a)    Immediately prior to and following the Restructuring Transactions, Seller will not own any material Assets other than the Equity Interests of the Company, and Seller will not be engaged in any material business activity other than owning the Equity Interests of the Company.
(b)    Except as set forth in Section 2.16(b) of the Seller Disclosure Letter, or for Assets disposed of in the ordinary course of business since the date of the most recent Unaudited Balance Sheet, the Company Entities have good and marketable title to all of the Assets owned by them as of the date of such Unaudited Balance Sheet (the “Company Property”) that are material to the operation of the Business of the Company.
(c)    Except as set forth in Section 2.16(c) of the Seller Disclosure Letter, no Transaction Entity has transferred its right to receive any fees payable to a Transaction Entity pursuant to a Management Agreement.

Section 2.16    Intellectual Property.
(a)    All Intellectual Property used in the operation of the Business of any Company Entity (the “Company Intellectual Property”) is either owned by a Company Entity (the “Owned Intellectual Property”) or is used by the appropriate Company Entity pursuant to a valid license Contract (the “Licensed Intellectual Property”). Each Transaction Entity has taken all commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.
(b)    Section 2.17(b) of the Seller Disclosure Letter sets forth a true and correct list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered trademarks in the Owned Intellectual Property. All of the registrations, issuances and applications set forth on Section 2.17(b) of the Seller Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated. The Company owns and possesses exclusive right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances.
(c)    The conduct of the Business of each Transaction Entity has not, to the Knowledge of Seller, infringed or otherwise violated any Intellectual Property or other proprietary rights of any other Person, and there is no Action pending or, to the Knowledge of Seller, threatened alleging any such infringement or violation or challenging any Transaction Entities’ respective rights in or to any Owned Intellectual Property and, to the Knowledge of Seller, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. To the Knowledge of Seller, no Person is infringing or otherwise violating any Owned Intellectual Property.
(d)    The Company Intellectual Property is sufficient for the Company to carry on the Business of each Company Entity from and after the Closing Date in the same manner carried on by the Company Entity prior to the Closing, consistent with the past practice of such Company Entity with respect to its Business.
(e)    As necessary, each Transaction Entity has taken commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and internet web sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by any Person. To the Knowledge of Seller, all software material to the Business of each Transaction Entity (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.
(f)    Each Transaction Entity has been and is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data. Each Transaction Entity has implemented commercially reasonable security measures to protect the Personal Data they receive and store in their respective computer systems from illegal or improper use by any Person.
Section 2.17    Employees. Section 2.18 of the Seller Disclosure Letter sets forth a true and correct list setting forth the name, position, and salary or wage rate.
Section 2.18    Labor Matters.
(a)    Except as set forth in Section 2.19(a) of the Seller Disclosure Letter, each Transaction Entity is and has been in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, employment of minors, insurance or pay equity, classification of employees, and the collection and payment of withholding, and social security Taxes. In all material respects, each Transaction Entity has met all requirements under Law relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of Seller, no Transaction Entity currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Except as set forth in Section 2.19(a) of the Seller Disclosure Letter, no employee of any Transaction Entity has since January 1, 2014, brought or, to the Knowledge of Seller, threatened to bring a claim for: (i) unlawful conduct relating to his or her employment, including but not limited to discrimination or harassment; or (ii) unpaid compensation, reimbursements or employee benefits, including overtime amounts.
(b)    Except as set forth in Section 2.19(b) of the Seller Disclosure Letter, no employee of any Transaction Entity is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization. No Transaction Entity is the subject of, and, to the Knowledge of Seller, there is not threatened, any Action reasonably likely to give rise to a material Liability asserting that any Transaction Entity has committed an unfair labor practice, nor is there pending or, to the Knowledge of Seller, threatened, nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of any Transaction Entity by any labor organization.
(c)    No current employee of any Transaction Entity has given written notice to any Transaction Entity that any such employee intends to terminate employment with any Transaction Entity. To the Knowledge of Seller, no current or former employee of any Transaction Entity is in violation in any material respect of any term of any employment contract, non-disclosure agreement or noncompetition agreement with any Transaction Entity, except as set forth in Section 2.19 of the Seller Disclosure Letter.
(d)    No Transaction Entity has incurred any Liability under the Worker Adjustment and Retraining Notification Act or any similar Law that remains unsatisfied.
Section 2.19    Employee Benefit Plans.
(a)    Except for the Multiemployer Plans set forth in Section 2.20 of the Seller Disclosure Letter, none of the Transaction Entities nor any of their ERISA Affiliates have established or participate in a Multiemployer Plan or a Guaranteed Pension Plan.
(b)    None of the Transaction Entities is an employee benefit plan subject to Part 4, Subtitle B of Title I of ERISA, an individual retirement account or other plan subject to Section 4975 of the Code, or, an entity whose underlying assets constitute or will constitute “plan assets” of any such employee benefit plan within the meaning of 29 C.F.R. Section 2510.3 101.
(c)    With respect to each Multiemployer Plan set forth in Section 2.20 of the Seller Disclosure Letter:
(i)    No Transaction Entities or any of their ERISA Affiliates have incurred or would be reasonably expected to incur any material liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA.
(ii)    There is no litigation, arbitration, administrative proceeding or claim pending or (to the Knowledge of Seller) threatened against or with respect to any Multiemployer Plan (other than routine claims for benefits) which has or, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(iii)    Each Transaction Entity and each ERISA Affiliate has made all material contributions to each Multiemployer Plan required by law within the applicable time limits prescribed by law, the terms of that plan and any contract or agreement requiring contributions to that plan.
(iv)    Other than for PBGC premiums or plan contributions due but not delinquent, (A) no Transaction Entities or any of their ERISA Affiliates have incurred any material liability to the PBGC which has not been satisfied in full and (B) no events have occurred that could reasonably be expected to cause a Transaction Entity or any of their ERISA Affiliates to incur any material liability to the PBGC.
(v)    No ERISA Event has occurred which has or would reasonably be expected to have a Material Adverse Effect.
Section 2.20    Transactions with Affiliates.
(a)    Except as set forth in Section 2.21(a) of the Seller Disclosure Letter, none of (x) the Principal, his Family Members or any of their respective Affiliates or (y) any officer, director, manager or Affiliate (excluding any Company Subsidiary) of any Company Entity is a party to, or the beneficiary of, any Contract with any Company Entity, or has any interest in any Asset used by any Company Entity. Seller has made available to Purchaser true and correct copies of all Contracts related to any Affiliate Transaction.
(b)    Except as set forth in Section 2.21(b) of the Seller Disclosure Letter, none of the Company Entities has any obligation or liability (including any obligation to make any payment) to the Principal, his Family Members or any of their respective Affiliates.
Section 2.21    Environmental Matters. Except as set forth in Section 2.22 of the Seller Disclosure Letter, to the Knowledge of Seller, no Transaction Entity has any material Liability under any Environmental Laws or third-party agreement to remediate, clean up or take any other action with respect to or arising from any property or assets now or in the past owned or operated by any Transaction Entity, and there are no Hazardous Substances in quantities greater than allowed under any Environmental Laws at any property or assets presently owned or previously owned by any Transaction Entity.
Section 2.22    Tax Matters
(a)    Each Company Subsidiary is disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3.
(b)    No Company Entity has ever been treated as a C corporation for U.S. federal income tax purposes.
(c)    No Company Subsidiary has any potential liability for any Tax under Code Section 1374.

(d)    Each Transaction Entity has filed all material Tax Returns that each was required to file under applicable laws and regulations. All such Tax Returns were true and correct in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by any Transaction Entity (whether or not shown on any Tax Return) have been paid. No Transaction Entity currently is the beneficiary of any extension of time within which to file any Tax Return, other than a proper and timely extension to file. No claim has ever been made by any Governmental Authority in a jurisdiction where a Transaction Entity does not file Tax Returns that any Transaction Entity is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Transaction Entity.
(e)    Each Transaction Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other third party.
(f)    None of Seller or Principal expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Governmental Authority has given written notice of an intention to assert a deficiency for any Taxes against any Transaction Entity. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are, to the Knowledge of Seller or Principal, pending or being conducted with respect to any Transaction Entity. Except as set forth in Section 2.23(f) of the Seller Disclosure Letter, no Transaction Entity has received from any federal, state, local, or non-U.S. Governmental Authority (including jurisdictions where any Transaction Entity has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Transaction Entity, or any direct or indirect owner of any of them. Seller has delivered to Purchaser true and correct copies of all federal income Tax Returns for Tax years for which the statute of limitations has not yet expired, examination reports, and statements of deficiencies assessed against or agreed to by any Transaction Entity filed or received as of the date hereof or to be filed within thirty (30) days of the date hereof.
(g)    No Transaction Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(h)    No Transaction Entity received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).
(i)    Seller’s beneficial owners are not investing in the Company through the Seller for the principal purpose of permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h) (regarding the private placement safe harbor from treatment as a publicly traded partnership).
Section 2.23    Insurance. Section 2.24 of the Seller Disclosure Letter sets forth a true and correct list of all insurance policies and binders maintained by any Transaction Entity and the Transaction Entity that maintains any such insurance policies and binders. All such insurance policies and binders are valid, binding and in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. No Transaction Entity has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Seller, is the termination of any such policies or binders threatened. There is no material action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders. Seller has made available to Purchaser loss-runs for the last three years in respect of each Transaction Entity.
Section 2.24    Licenses. Except as set forth in Section 2.25 of the Seller Disclosure Letter, each Company Entity owns, holds, possesses or lawfully uses all of the material Licenses necessary to conduct its Business as currently conducted (the “Company Licenses”). Each Company License is valid and in full force and effect. The Contemplated Transactions would not, and there are no Actions pending or, to the Knowledge of Seller, threatened in writing that would, reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanction or Liability for violation of any Law or Order relating to any Company License.
Section 2.25    Brokers. Except for the fees, costs and expenses set forth in Section 2.26 of the Seller Disclosure Letter, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of any Company Entity.
Section 2.26    Accounts Receivable. All of the outstanding accounts receivable shown on the 2014 Interim Financial Statements have been valued in accordance with GAAP and represent, as of the date thereof, accounts receivable arising from sales actually made or services actually performed. All of the outstanding accounts receivable deemed uncollectible as of the date of the 2014 Interim Financial Statements have been reserved against on the 2014 Interim Financial Statements in accordance with GAAP. The accounts receivable created since the date of the Latest Balance Sheet have been created in the ordinary course of business. Since the date of the Latest Balance Sheet, no Transaction Entity has canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business.
Section 2.27    Criminal Actions; Bankruptcy. In the last ten years, neither the Principal nor any Transaction Entity has (a) been convicted of, or pleaded guilty or nolo contendere to, a criminal violation or is the subject of a criminal proceeding which is presently pending (excluding traffic violations and other misdemeanor offenses); or (b) been the subject of any Order permanently or temporarily enjoining Principal or any Transaction Entity from (i) acting as an investment advisor, underwriter, broker or dealer in securities; (ii) acting as a director, officer or an otherwise affiliated person of any investment company, bank, savings and loan association or insurance company; (iii) engaging in any type of business practice; or (iv) engaging in any activity in connection with the purchase or sale of any security or commodity. No petition under Bankruptcy Laws has been filed relating to, or a receiver, fiscal agent or similar officer appointed by a court for, the Principal or any Company Entity.

Section 2.28    Restructuring Transactions.
(a)    The Transaction Entities have completed the Restructuring Transactions, which include the transactions described in Section 2.29(a) of the Seller Disclosure Letter, and all of the transactions contemplated by the Restructuring Documents have been consummated, in accordance with the terms and conditions of the Restructuring Documents.
(b)     Each party to a Restructuring Document has, to the extent applicable, been duly formed and organized and has full power and authority to execute, deliver and perform all of its obligations under such Restructuring Document, and each such party has duly executed and delivered such Restructuring Document.
(c)    Each Restructuring Document (i) has been duly authorized, executed and delivered, (ii) is a legal, valid and binding obligation of each party to such Restructuring Document, and (iii) is enforceable against each party to such Restructuring Document in accordance with its terms, subject to the Enforceability Exceptions.
(d)    Except as set forth in Section 2.29 of the Seller Disclosure Letter, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by any party to the Restructuring Documents with respect to any such Person’s execution or delivery of any Restructuring Document, in each case, other than any consents, approvals, authorizations, designations, declarations or filings that are not material.
(e)    Except as set forth in Section 2.29 of the Seller Disclosure Letter, the execution and delivery by each party to the Restructuring Documents of the Restructuring Document to which it is party do not and will not:
(i)    breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which any Transaction Entity is a party, or by which any Transaction Entities’ assets are bound;
(ii)    breach, violate, conflict with or result in a default in any material respect under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default in any material respect under any applicable Law or Order binding upon or applicable to any party to the Restructuring Documents or any Transaction Entity;
(iii)    to the extent applicable, violate or conflict with any Organizational Documents of any party to the Restructuring Documents or any Transaction Entity; or
(iv)    result in the creation or imposition of any Encumbrance, with or without notice or lapse of time or both, on any Assets of any Transaction Entity.

(f)    There is no current or pending (or, to the Knowledge of Seller, threatened) claim, demand, suit, proceeding, arbitration or investigation at law or in equity by any Governmental Authority or any other Person against any party to the Restructuring Documents that could adversely affect the transactions contemplated by the Restructuring Documents in any material respect, and there is no judgment, order, writ, decree, injunction or settlement binding on any party to the Restructuring Documents or any of its Assets that could adversely affect the transactions contemplated by the Restructuring Documents in any material respect.
(g)    To the Knowledge of Seller, except as set forth in Section 2.29 of the Seller Disclosure Letter, the transactions contemplated by the Restructuring Documents shall not result in non-compliance with any Laws or Orders applicable to each party to the Restructuring Documents and each Transaction Entity.
(h)    On the Effective Date, Seller will contribute (or cause to be contributed) $1,100,000 in cash to the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as expressly set forth in this Agreement, Purchaser represents and warrants to Seller as of the Closing as follows:
Section 3.1    Organization. The Purchaser has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has the requisite limited liability company power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted. The Purchaser is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the Purchaser.
Section 3.2    Due Authorization. The Purchaser has all requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved, and no other proceeding, consent or authorization on the part of Purchaser is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser, as the case may be, and, assuming the due authorization, execution and delivery by Seller, when executed, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.3    No Conflict. The execution and delivery by Purchaser of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions do not and will not, in each case, in any respect reasonably expected to be material to Purchaser:

(a)     breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any material Contract to which Purchaser is a party or by which any of Purchaser’s material Assets are bound;
(b)    breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, or conflict or default under, any applicable material Law or Order binding upon or applicable to Purchaser;
(c)    violate or conflict with the Organizational Documents of Purchaser; or
(d)    result in the creation or imposition of any material Encumbrance, with or without notice or lapse of time or both, on any Assets of Purchaser.
Section 3.4    No Authorization or Consents Required. Assuming the accuracy and completeness of the representations and warranties of Seller contained in the Transaction Documents, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by Purchaser with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, other than any consents, approvals, authorizations, designations, declarations or filings of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Purchaser.
Section 3.5    Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened in writing before or by any Governmental Authority or any other Person against Purchaser that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform its obligations under any Transaction Document to which it is or will be a party or have a material adverse effect on Purchaser.
Section 3.6    Brokers. Except for the fees, costs and expenses set forth in Section 3.6 of the Seller Disclosure Letter, which will be paid by Purchaser prior to or at the Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of Purchaser or any of its Affiliates.
Section 3.7    Acquisition of Purchased Units for Investment. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Exchange Act. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Purchased Units. Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Transaction Entities and their respective properties, assets, business, financial condition, prospects, documents, information and records as it deems necessary and appropriate. Purchaser is acquiring the Purchased Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Units. Purchaser acknowledges that the Purchased Units have not been registered under the Exchange Act or any state securities Laws, and agrees that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Exchange Act, except pursuant to Rule 144 promulgated under the Exchange Act (or any successor rule) or pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Exchange Act.
Section 3.8    Access. Purchaser is an informed and sophisticated purchaser that is experienced in the valuation and purchase of stock, property and assets such as the Purchased Units as contemplated by the Transaction Documents. Purchaser has had the opportunity to review the assets, books, records and Contracts of the businesses of the Transaction Entities and has had the opportunity to meet with officers and other representatives of the Transaction Entities for the purpose of investigating and obtaining information regarding the Transaction Entities’ operation of their respective businesses and its financial and legal affairs in order to enable Purchaser to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions.
ARTICLE IV
TAX MATTERS

Section 4.1    Tax Indemnification.
(a)    Seller shall indemnify the Purchaser Indemnified Parties and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of any Company Entity for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (‘‘Pre-Closing Tax Period’’), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Entity (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (iii) any and all Taxes of any person (other than any Company Entity) imposed on any Company Entity as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.
(b)    In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes based on or measured by income, receipts, or payroll of any Company Entity for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Company Entity holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of any Company Entity for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)    For the avoidance of doubt, any and all obligations of Seller to indemnify Purchaser Indemnified Parties pursuant to this Article IV shall (A) not be subject to the Threshold

Amount but instead shall be recoverable from “dollar one” at the time of any such Loss, (B) shall not be subject to the Initial Cap or Additional Cap and (C) shall survive indefinitely.
ARTICLE V
INDEMNIFICATION AND REMEDIES
Section 5.1    Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall terminate and cease to be in full force and effect as of March 15, 2016 (the “Release Date”); provided, however, that (a) Purchaser Fundamental Representations and Seller Fundamental Representations shall survive until six (6) years following the Closing Date, and (b) any covenant contained in this Agreement requiring performance after the Closing shall survive in accordance with its terms (the Release Date or such other date described above, as applicable, the “Expiration Date”). Further, (i) Seller’s indemnification obligation pursuant to Section 5.2(d) shall terminate and cease to be in effect as of the Release Date and (ii) Seller’s indemnification obligation pursuant to Section 5.2(d) shall terminate and cease to be in effect the sixth anniversary of the Closing Date. Notwithstanding the preceding sentence of this Section 5.1, if an Indemnified Party delivers written notice to an Indemnifying Party of a claim for indemnification prior to the applicable Expiration Date in accordance with the provisions of Section 5.5, such claim shall survive until finally resolved or judicially determined.
Section 5.2    Indemnification by Seller. Subject to the terms of this Article V, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser Indemnified Parties from and against any and all Losses sustained or incurred by Purchaser Indemnified Parties arising out of or by reason of any of the following:
(a)    any breach of any Seller Representation (other than any Seller Fundamental Representation), as of the date hereof (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by Seller in this Agreement;
(b)    any breach of any Seller Fundamental Representation, as of the date hereof (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by a Seller in this Agreement;
(c)    any breach or default in performance by Seller or the Company of any of their covenants or obligations contained in this Agreement;
(d)    any of the items, matters, circumstances or events described on Section 5.2(d) of the Seller Disclosure Letter; and
(e)    any of the items, matters, circumstances or events described on Section 5.2(e) of the Seller Disclosure Letter.
Section 5.3    Indemnification by Purchaser. Subject to the terms of this Article V, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller Indemnified Parties from and against any and all Losses sustained or incurred by Seller Indemnified Parties arising out of or by reason of any of the following:

(a)    any breach of any Purchaser Representation (other than any Purchaser Fundamental Representation), as of the date hereof (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by Purchaser in this Agreement;
(b)    any breach of any Purchaser Fundamental Representation, as of the date hereof (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by Purchaser in this Agreement; or
(c)    any breach or default in performance by Purchaser of any of its covenants or obligations contained in this Agreement.
Section 5.4    Limitations.
(a)    Notwithstanding any other provision of this Agreement:
(i)    Subject to clauses (ii), (iii) and (iv) of this Section 5.4(a), Seller shall not have any obligation to indemnify any Purchaser Indemnified Party for any Losses pursuant to any claim under Section 5.2(a) and Section 5.2(d) unless and until the aggregate amount of all Losses incurred or sustained by all Purchaser Indemnified Parties with respect to which Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 5.2(a) and Section 5.2(d) exceeds $1,000,000 (the “Threshold Amount”), it being understood that if such Losses exceed the Threshold Amount, Seller shall be obligated for all such Losses, including those incurred in reaching the Threshold Amount; provided, however, the aggregate liability of Seller to indemnify Purchaser Indemnified Parties for Losses under Section 5.2(a) and Section 5.2(d) shall in no event exceed twenty-five percent (25%) of the Purchase Price (the “Initial Cap”);
(ii)    subject to clauses (iii) and (iv) of this Section 5.4(a), the aggregate liability of Seller to indemnify Purchaser Indemnified Parties for Losses under Section 5.2(b), Section 5.2(c) and Section 5.2(e) in the aggregate shall in no event exceed the Purchase Price (the “Additional Cap”) (without regard to the Initial Cap);
(iii)    any and all obligations to indemnify the Purchaser Indemnified Parties pursuant to Section 5.2(b), Section 5.2(c) and Section 5.2(e) shall not be subject to the Threshold Amount but instead shall be recoverable from “dollar one” at the time of any such Loss;
(iv)    Seller shall be liable for all Losses hereunder resulting or arising from any fraud or willful misconduct by Seller, any Company Entity or any party to the Restructuring Documents (in each case, without regard to the Threshold Amount, Initial Cap or the Additional Cap, as applicable), and instead shall be recoverable from “dollar one” at the time of any such Loss; and
(v)    Seller shall not have any obligation to indemnify any Purchaser Indemnified Party under this Section 5.4(a) for any Losses recovered under Article IV.
(b)    Notwithstanding any other provision of this Agreement:

(i)     Subject to clauses (ii), (iii) and (iv) of this Section 5.4(b), Purchaser shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 5.3(a) unless and until the aggregate amount of all Losses incurred or sustained by all Seller Indemnified Parties with respect to which Seller Indemnified Parties would otherwise be entitled to indemnification under Section 5.3(a) exceeds the Threshold Amount, it being understood that if such Losses exceed the Threshold Amount, Purchaser shall be obligated for all such Losses, including those incurred in reaching the Threshold Amount; provided, however, the aggregate liability of Purchaser to indemnify Seller Indemnified Parties for Losses under Section 5.3(a) shall in no event exceed the Initial Cap;
(ii)    Subject to clauses (iii) and (iv) of this Section 5.4(b), the aggregate liability of Purchaser to indemnify Seller Indemnified Parties for Losses under Section 5.3(b) and Section 5.3(c) in the aggregate shall in no event exceed the Additional Cap (without regard to the Initial Cap);
(iii)    any and all obligations of Purchaser to indemnify Seller Indemnified Parties pursuant to Sections 5.3(b) and Section 5.3(c) shall not be subject to the Threshold Amount, but instead shall be recoverable from “dollar one” at the time of any such Loss; and
(iv)    Purchaser shall be liable for all Losses resulting or arising from any fraud or willful misconduct by Purchaser (without regard to the Threshold Amount, Initial Cap or the Additional Cap, as applicable), but instead shall be recoverable from “dollar one” at the time of any such Loss.
(c)    From and after the Closing, and except with respect to claims arising from fraud, the enforcement of any covenant requiring performance following the Closing or claims for equitable relief, the provisions of Article IV and this Article V shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement.
Section 5.5    Procedure for Indemnification.
(a)    A Person that may be entitled to indemnification pursuant to Article IV or Article V, as applicable (an “Indemnified Party”) shall promptly send written notice of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party (a “Third Party Claim”)) (the “Indemnification Notice”) to any party or parties obligated to provide indemnification pursuant to Article IV or Article V, as applicable (the “Indemnifying Party”).  The Indemnification Notice shall set forth in reasonable detail in light of the circumstances then known to such Indemnified Party (i) the factual basis for, and circumstances of, such claim, (ii) the amount of Losses incurred or suffered by the Indemnified Party (if known at such time) or the amount of Losses that the Indemnified Party reasonably anticipates it will have to pay, and (iii) the specific representation, warranty or covenant on which such claim for indemnification is based, to the extent applicable; provided, however, that any delay or failure by the Indemnified Party in giving such Indemnification Notice, or any failure to provide in reasonable detail the basis for such claim or amount of Losses incurred, shall not relieve the Indemnifying Party of its obligations under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure, it being agreed that notices for any claims for which indemnification is sought hereunder must be delivered prior to the applicable Expiration Date.
(b)    If such Indemnification Notice pertains solely to a breach of representation, warranty, covenant or agreement contained in this Agreement for indemnification pursuant to this Agreement, then the Indemnifying Party shall have twenty (20) Business Days following receipt of the Indemnification Notice to notify the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such Indemnification Notice that the Indemnifying Party disputes its liability to the Indemnified Party, the claims specified by the Indemnified Party in such Indemnification Notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claims (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party does notify the Indemnified Party within twenty (20) Business Days following its receipt of such Indemnification Notice that the Indemnifying Party disputes its liability to the Indemnified Party, then the parties shall have such rights as may be available to them under this Agreement and applicable Laws (but subject to the limitations set forth elsewhere in this Article V, including Sections 5.4 and 5.8).
(c)    If such Indemnification Notice pertains to a Third Party Claim, then the Indemnifying Party shall have twenty (20) Business Days following receipt of the Indemnification Notice to notify the Indemnified Party of whether or not the Indemnifying Party desires to assume the defense and control of such Third Party Claim.  During such period, unless and until the Indemnifying Party has notified the Indemnified Party that it desires to assume the defense and control of such Third Party Claim, the Indemnified Party shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim or demand.
(d)    The Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided, however, that (i) the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (v) the Third Party Claim relates to or arises in connection with any criminal Action, (w) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (x) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 4.1, Section 5.2 or Section 5.3, as applicable, (y) the Indemnifying Party has failed to defend in good faith the Third Party Claim or (z) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to Article IV or Article V, as applicable (it being agreed that any acknowledgment of the Indemnifying Party must be in writing). If the Indemnifying Party assumes the defense and control of a Third Party Claim and, within one hundred twenty (120) days after the Indemnifying Party has delivered notice of its intent to assume the defense, (A) the Indemnified Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligations in respect of such Third Party Claim pursuant to clause (z) above were not accurate, (B) the Indemnifying Party reasonably determines in good faith that such inaccuracy provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third Party Claim or that the Losses that could reasonably be expected to result from such Third Party Claim would exceed the maximum amount for which the Indemnifying Party would have been obligated to indemnify had the Indemnifying Party not delivered the acknowledgement pursuant to clause (z) above and (C) the Indemnifying Party has not taken any actions in connection with the defense of such Third Party Claim (including in furtherance of a settlement or compromise of, or the entry of any judgment arising from, such Third Party Claim) that would materially prejudice the Indemnified Party’s ability to conduct a good faith defense, then the Indemnifying Party may provide the Indemnified Party written notice that it is withdrawing the acknowledgement delivered by the Indemnifying Party pursuant to clause (z) above, together with reasonable supporting information regarding the basis for such withdrawal, following which (1) the Indemnifying Party shall not be bound by such acknowledgement for any purpose hereunder and (2) the Indemnified Party shall have the right to assume the defense of such Third Party Claim by delivering written notice of such assumption to the Indemnifying Party (it being agreed that all costs and expenses of the Indemnifying Party in conducting such defense prior to the date on which it provided notice of its withdrawal, including costs and expenses, shall be the responsibility of the Indemnifying Party and not the Indemnified Party).
(e)    If the Indemnifying Party does not have the right to or does not assume the defense and control of any Third Party Claim pursuant to Section 5.5(d), the Indemnified Party shall be entitled to assume and control such defense provided that the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party (unless it is judicially determined that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim).
(f)    In any situation where the Indemnified Party is entitled to and does assume and control the defense of the claim, the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.
(g)    If the parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by legal counsel that it has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, as a result of which representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party.
(h)    In any instance where the Indemnifying Party is obligated to pay for the expense of the Indemnified Party’s counsel pursuant to Section 5.5(e) or Section 5.5(g), the Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party (unless it is reasonably determined in any instance that additional expert counsel is necessary for the proper adjudication of the claim).

(i)    If the Indemnifying Party is entitled to and assumes the defense of any Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of any judgment arising from, the Third Party Claim unless it has obtained the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned by the Indemnified Party; provided, however, in no event shall the consent of the Indemnified Party be required if each of the following conditions are satisfied with respect to such settlement (the “Settlement Conditions”): (A) such compromise, settlement or judgment does not entail any admission of liability on the part of any Indemnified Party or the requirement that any Indemnified Party take any action other than the delivery of a customary release relating to the specific matter at issue; (B) such compromise, settlement or judgment involves only a cash payment and not any equitable relief, and the Indemnifying Party pays or causes to be paid such cash amounts (other than any Threshold Amount, if applicable); and (C) such compromise, settlement or judgment includes an unconditional release of each Purchaser Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim. If an Indemnified Party does not consent to any settlement proposed by the Indemnifying Party with respect to any Third Party Claim with respect to which the Indemnifying Party’s consent has been unreasonably withheld, conditioned or delayed, then the Indemnifying Party’s indemnification obligation (if any) pursuant to Article IV or Article V with respect to such Third Party Claim shall in no event exceed the amount that would have been required to be paid if such settlement had occurred.
(j)    If the Indemnifying Party is entitled to and assumes the defense of any Third Party Claim, the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party.
(k)    No Indemnified Party will consent to a settlement or compromise of, or the entry of any judgment arising from, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(l)    An Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, personnel, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.

Section 5.6    Payment and Reimbursement Obligations. In the event that (a) an Indemnified Party incurs or suffers any Losses and (b) the Indemnifying Party is obligated pursuant to a final, non-appealable decision of a court of competent jurisdiction, a final arbitral award against the Indemnifying Party or a definitive settlement agreement with the Indemnifying Party to pay any amount of such Losses to the Indemnified Party pursuant to this Article V, such amount shall be due and payable within twenty (20) Business Days after the Indemnifying Party receives written notice that such amount is payable pursuant to such decision or award against the Indemnifying Party or after entry into such settlement agreement.
Section 5.7    Effect of Knowledge. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement will not be affected merely by the fact that any investigation was conducted with respect to or any knowledge or information was acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Seller Disclosure Letter).
Section 5.8    Additional Matters.
(a)    For purposes of Article IV and this Article V, in determining whether there has been a breach and then calculating the amount of Losses that are the subject matter of such claim for indemnification pursuant to Article IV and this Article V, the representations and warranties contained in this Agreement, or any certificate delivered with respect hereto, if applicable, shall be deemed to have been made without any qualifications as to “materiality,” “material adverse effect,” “Material Adverse Effect,” or any other materiality qualifications (except that (x) the representations and warranties contained in the second sentence of Section 2.11 and (y) the definition of Material Contracts and the use of such defined term herein, shall be read without excluding such qualifications).
(b)    Notwithstanding any other provision of this Agreement, but subject to the immediately following sentence, no Indemnifying Party shall be liable to any Indemnified Party on account of any indemnity obligation set forth in Section 5.2 or Section 5.3 for any special, incidental, indirect, consequential, punitive or exemplary damages (including lost profits or damages calculated on multiples of earnings or other metrics approaches other than any such damages that are actually incurred and paid by an Indemnified Party pursuant to a final, non-appealable decision of a court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall be deemed a limitation on the recovery of any Losses suffered by any Purchaser Indemnified Party as a result of any so-called “diminution in value” of the Purchased Units (provided that (i) for purposes of any determination of diminution in value, the value of the Purchased Units shall be deemed to be the Purchase Price of such Purchased Units and (ii) in determining “diminution in value”, consequential and similar damages relating to speculative future events, including foregone opportunities, shall not be considered (provided the foregoing shall not exclude damages calculated on a multiples of earnings or other metrics approaches utilized to calculate the value of the Purchased Units as of the Effective Date). Purchaser and Seller (on behalf of itself and the Principal) shall cooperate with each other with respect to resolving any claim or Liability with respect to which one party is obligated to indemnify the other party hereunder. To the extent that a Loss is solely a loss of the Company, Purchaser will be deemed to have suffered a proportion of such Loss in accordance with its percentage interest in the Company.
(c)    Each of Purchaser and Seller acknowledges and agrees that, other than the representations and warranties of Purchaser and Seller specifically contained in this Agreement and the other Transaction Documents, (i) there are no representations or warranties of Purchaser or Seller either expressed or implied with respect to the Contemplated Transactions, the Company or its Assets, Liabilities and Business, and neither Purchaser nor any Seller has relied on any representations or warranties other than those specifically set forth in this Agreement and the other Transaction Documents and (ii) it shall have no claim or right to indemnification pursuant to this Article V with respect to any information, documents or materials furnished by Seller, the Company or any of their respective officers, directors, employees, agents or advisors to the other parties, including any information, documents or materials made available to a party in certain “data rooms”, management presentations or any other form in expectation of the Contemplated Transactions. Each of Purchaser and Seller also acknowledges and agrees that in connection with the Contemplated Transactions it has received certain estimates, projections, forecasts and similar forward looking statements relating to the future operating and financial performance of the other party and no representation or warranty is being made by or on behalf of any party with respect to such matters. Notwithstanding the foregoing, this Section 5.8(c) shall not limit Purchaser’s remedies in the case of fraud.
(d)    No party shall have any right to indemnification under this Article V with respect to any Losses to the extent (and only to the extent) such Losses (i) result solely from any action taken by or willfully omitted to be taken by such party or (ii) are duplicative of Losses that have previously been recovered hereunder.
(e)    The amount of Losses for which indemnification is provided under this Article V shall be net of (i) any Tax benefits actually realized by the Indemnified Party in connection with the incurrence of such Loss, (ii) any amounts actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (after deducting all out-of-pocket costs and expenses associated with making and enforcing such insurance claims) and (iii) indemnity, contribution or similar proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification. To the extent that third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made. With respect to each indemnification obligation contained in this Article V, the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article V, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. For purposes of this Section 5.8(e), a Tax benefit shall be deemed to have been actually realized if, and to the extent, the hypothetical Tax liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for any taxable year, calculated without taking into account any Tax items attributable to such Loss (and, for the avoidance of doubt, without taking into account any net operating loss carryovers or carrybacks attributable to any such Loss incurred in any prior or subsequent taxable year), exceeds the actual Tax liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for such taxable year, calculated by taking into account any Tax items attributable to such Loss (including, for the avoidance of doubt, any net operating loss carryovers or carrybacks attributable to any such Loss incurred in any prior or subsequent taxable year (determined by treating such Loss as the last item claimed in any prior or subsequent taxable year)).
ARTICLE VI
MISCELLANEOUS
Section 6.1    Fees and Expenses. Except as otherwise provided in this Agreement, Seller (for and on behalf of itself and the Principal), on the one hand, and Purchaser, on the other hand, will pay its own expenses incurred in connection with the evaluation of any Transaction Entity and the Business and the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions, including the fees, expenses and disbursements of their respective investment bankers, accountants, counsel and other agents.
Section 6.2    Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.
Section 6.3    Notice. All notices, consents or communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given and received (a) if sent by hand delivery, then upon delivery, (b) if sent by a nationally recognized overnight courier, then one (1) Business Day after being delivered to such overnight courier, (c) if sent by certified or registered mail, then three (3) Business Days after posting, or (d) if sent by email with a written (including email) response confirming receipt by the notice recipient, then on the date of such written response. All such notices and communications shall be given to the Parties at their respective addresses set forth below:
If to Seller:
50 Cocoanut Row, Suite #200
Palm Beach, Florida 33480
Attention: Roger Pollak
Facsimile No.: (561) 804-0903
Email: rpollak@ih-corp.com.

with copies (which shall not constitute notice) to:

Milbank
One Chase Manhattan Plaza
New York, New York 10005
Attention: Scott Golenbock
Facsimile No.: 212-822-5181
Email: SGolenbock@milbank.com

If to Purchaser:

NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald Jay Lieberman
Executive Vice-President and General Counsel
Email: rlieberman@nsamgroup.com

with copies (which shall not constitute notice) to:

Duval & Stachenfeld LLP
555 Madison Avenue, 6th Floor
New York, NY 10022
Attention: Terri L. Adler
File No.: 3567.0001
Email: tadler@dsllp.com

or at such other addresses as any Party may designate by notice in accordance with the terms of this Section 6.3.
Section 6.4    Amendments; Waivers. This Agreement may be amended only by a written instrument duly executed by the Parties. The Purchaser may waive any breach by Seller, and Seller may waive any breach by Purchaser, of any provision of this Agreement; provided, however, that any such waiver is in writing. A waiver of one or more defaults under this Agreement shall not operate or be construed as a waiver of any future default or defaults, whether of a similar or different character, and the failure of a Party to enforce any of its rights under this Agreement shall not constitute a waiver of any default.
Section 6.5    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 6.6    No Assignment. None of the Parties may assign or otherwise transfer any of their respective rights, or delegate any of their respective obligations, under this Agreement to any Person without the prior written consent of the other Parties, except that without the consent of any Party, upon advance written notice to Seller, Purchaser may assign its rights to NSAM or any of its Affiliates; provided, however, that such assignment by Purchaser shall not relieve Purchaser from any of its obligations hereunder.
Section 6.7    Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their permitted successors and assigns; provided, however, that (i) NSAM shall be a third-party beneficiary hereunder for purposes of each provision to the extent expressly relating to NSAM, and NSAM shall have the right, power and authority to enforce such provisions as though NSAM were a party hereto and (ii) Purchaser Indemnified Parties and Seller Indemnified Parties, as applicable, shall be a third-party beneficiary hereunder for purposes of Article IV and Article V, as applicable.
Section 6.8    Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 6.9    Submission to Jurisdiction. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 6.10    WAIVERS OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT OR THE ADMINISTRATION THEREOF OR THE

CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.10 NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 6.11    Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply: (a) unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) all pronouns and all variations thereof shall be deemed to refer to the masculine, female or neuter, singular or plural, as the identity of the Person may require; (c) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement, unless the express context otherwise requires; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “but not limited to” or “without limitation” unless clearly indicated otherwise; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) a reference to “$,” “U.S. dollars” or “dollars” means the legal tender of the United States of America; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (i) any law referred to herein or in any agreement or instrument that is referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein; and (j) the word “or” shall not be exclusive.
Section 6.12    Seller Disclosure Letter; Schedules; Exhibits. The Seller Disclosure Letter, Schedules and each exhibit delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement, although the Seller Disclosure Letter and Schedules need not be attached to each copy of this Agreement. The Seller Disclosure Letter and Schedules are by this Agreement incorporated by reference into the sections in which they are directly referenced or where the meaning of the disclosure contained in one section of the Seller Disclosure Letter is reasonably apparent on its face to apply to another section of the Seller Disclosure Letter. Capitalized terms used in a particular Section of the Seller Disclosure Letter and not otherwise defined therein will have the meaning given to such terms in this Agreement.

Section 6.13    Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other Party in accordance with the terms hereof or were otherwise breached and that accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) any other Party has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity. No Party shall be required to provide any bond or other security in connection with the seeking of any injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.
Section 6.14    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 6.15    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each Party and delivered (by facsimile, email or otherwise) to the other Parties.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
SELLER:

ISLAND JV MEMBER INC.

By:	/s/ Barbara Bachman Name: Barbara Bachman Title: SVP/Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PURCHASER:
PLATFORM HOSPITALITY INVESTOR T-II, LLC

By:	/s/ Ronald J. Lieberman Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel & Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ACKNOWLEDGED AND AGREED THIS 9TH DAY OF JANUARY, 2015

COMPANY:

ISLAND HOSPITALITY

ISLAND HOSPITALITY JOINT VENTURE, LLC,
a Delaware limited liability company

By: Island JV Member Inc., a Florida corporation,
its managing member

By:	/s/ Barbara Bachman Name: Barbara Bachman Title: SVP/Treasurer

Signature Page – Purchase And Sale Agreement

Annex I
Defined Terms
For purposes of this Agreement, the following terms shall have the following meanings:
2013 Interim Financial Statements: has the meaning given to such term in Section 2.9(a).
2013 Interim Third Quarter Balance Sheet: has the meaning given to such term in Section 2.9(a).
2014 Interim Financial Statements: has the meaning given to such term in Section 2.9(a).
Action: means, with reference to any specified Person, any action, dispute, claim, demand, hearing, charge, indictment, litigation, complaint, suit, proceeding, arbitration, mediation, investigation, examination, audit or inquiry by, amongst or against such Person.
Additional Cap: has the meaning given to such term in Section 5.4(a)(ii).
Additional Consideration: has the meaning given to such term in Section 1.2.
Additional Consideration Agreement: means that certain Side Letter Agreement dated as of the date hereof between Seller and Purchaser regarding the Additional Consideration.
Adjustment Amount: means Working Capital of the Company Entities on a combined and consolidated basis as of 11:59 p.m. prevailing Eastern Time on the day immediately preceding the Closing Date (and for the avoidance of doubt not including the cash to be contributed by or on behalf of Seller and Purchaser to the Company at Closing). The Adjustment Amount may be positive or negative.
Affiliate: means, with reference to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. For the avoidance of doubt, the Principal shall be deemed an Affiliate of the Transaction Entities. For purposes of this Agreement, following the Closing, the Company Entities shall be deemed not to be Affiliates of either Seller or Purchaser.
Affiliate Transactions: means all of the transactions or arrangements set forth on Section 2.21(a) of the Seller Disclosure Letter (each, an “Affiliate Transaction”).
Assets: means, with respect to any specified Person, all of the assets, properties (real and personal) and rights (tangible and intangible) of such Person used in the Business of such Person, which, with respect to the Company, includes the Company Property and the Management Agreements.
Bankruptcy Laws: means present or future applicable Federal or state Laws relative to bankruptcy, insolvency or other relief for debtors.

Business: means the business of the Company Entities as of the Effective Date. As of the Effective, Date, the business of the Company Entities consists of providing management and operational services to so-called “select service hotels,” “extended stay hotels” and similar type hotels located in the United States.
Business Day: means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York are authorized or required to be closed.
Cash Consideration: has the meaning given to such term in Section 1.2.
Closing: has the meaning given to such term in Section 1.3.
Closing Date: has the meaning given to such term in Section 1.3.
Code: means the Internal Revenue Code of 1986.
Common Units: means the issued and outstanding equity interest of the Company designated as “Common Units” in the Company Agreement.
Company: means Island Hospitality Joint Venture, LLC, a Delaware limited liability company.
Company Agreement: means the limited liability company agreement of the Company, dated as of the Effective Date.
Company Entities: means the Company and the Company Subsidiaries (each, a “Company Entity”).
Company Intellectual Property: has the meaning given to such term in Section 2.17(a).
Company Licenses: has the meaning given to such term in Section 2.25 (each, a “Company License”).
Company Property: has the meaning given to such term in Section 2.16(b).
Company Subsidiaries: means the direct and indirect Subsidiaries of the Company (each, a “Company Subsidiary”).
Contemplated Transactions: means the transactions contemplated by the Transaction Documents, individually and taken as a whole.
Contract: means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement.
Control: (including the terms “Controlling”, “Controlled by” and “under common Control with”) of a Person includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.
Encumbrance: means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.
Enforceability Exceptions: means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Environmental Laws: means any Laws regulating, relating to or imposing Liability or requirements concerning protection of human health as it relates to exposure to Hazardous Substances or the environment, or in any way relating to Hazardous Substances, as now or may at any time hereafter be in effect.
Equity Interests: means, with respect to any Person, membership interests of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
ERISA: means the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: means any Person, trade or business (whether or not incorporated) that, together with the Seller or its Subsidiaries, would be treated as a single employer under Section 414 of the Code or under common control under Section 4001 of ERISA.
ERISA Event: means any of the following events:
(a)     a withdrawal subject to Section 4063 of ERISA by a Transaction Entity or any ERISA Affiliate from a Multiemployer Plan during a plan year in which it was a substantial employer, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;
(b)    a complete or partial withdrawal subject to Section 4201 of ERISA by a Transaction Entity or any ERISA Affiliate from a Multiemployer Plan;
(c)    the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041A of ERISA of, or the commencement of proceedings by the PBGC to terminate, a Multiemployer Plan;

(d)    the failure by a Transaction Entity or any ERISA Affiliate to make a required contribution to any Multiemployer Plan that would result in the imposition of an encumbrance under the Code or ERISA;
(e)    engagement by a Transaction Entity or any ERISA Affiliate in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or
(f)    the receipt by any Transaction Entity or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Transaction Entity or ERISA Affiliate of any notice, that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
Exchange Act: means the Securities Exchange Act of 1934.
Expiration Date: has the meaning given to such term in Section 5.1.
Family Member: means, with respect to any natural Person, each of (a) the spouse, lineal ancestors or descendants, nieces, nephews or cousins of such natural Person including the spouse of any of the foregoing, and regardless of whether such relationship exists by birth, adoption or marriage, (b) any executors or administrators for, or the estate of, such natural Person or any Person listed in clause (a), and (c) any trusts, partnerships, limited liability companies or other legal entities formed for the benefit of such natural Person or any Person listed in clause (a).
Final Adjustment Amount: has the meaning given to such term as set forth in Section 1.6(e).
Final Post-Closing Adjustment Statement: has the meaning given to such term as set forth in Section 1.6(e).
Financial Statements: has the meaning given to such term in Section 2.9(a).
GAAP: means United States generally accepted accounting principles, consistently applied.
Governmental Authority: means (a) any United States federal, state or local or foreign government (or political subdivision thereof); (b) any agency or instrumentality of any such government (or political subdivision thereof); (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Orders of such authority, body or other organization have the force of Law); and (d) any United States federal, state or local or foreign court, tribunal, arbitrator or arbitration panel. For the avoidance of doubt, any agency, instrumentality or other board, commission or other body of any state, local or foreign government (or acting on behalf of any state, local or foreign government) respecting the issuance or compliance with the requirements relating to the issuance and/or maintenance of liquor licenses shall constitute a Governmental Authority for purposes of this Agreement.

Guaranteed Pension Plan: means any employee pension benefit plan within the meaning of Section 3(2) of ERISA established, maintained, or contributed to (including any plan to which an obligation to contribute exists) by the Company or any of its ERISA Affiliates, the benefits of which are subject to guaranty in full or in part by the PBGC pursuant to Title IV of ERISA, but in each case other than a Multiemployer Plan.
Hazardous Substances: means: (a) any pollutant or contaminant; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; (c) any petroleum, petroleum derivative, by-product or other hydrocarbon, polychlorinated biphenyl, asbestos or mold; or (d) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics or otherwise regulated by or giving rise to Liability under Environmental Laws.
Indemnification Notice: has the meaning given to such term in Section 5.5(a).
Indemnified Party: has the meaning given to such term in Section 5.5(a).
Indemnifying Party: has the meaning given to such term in Section 5.5(a).
Indebtedness: means (a) any indebtedness or other obligation of each Transaction Entity for borrowed money, whether current, short-term or long-term and whether secured or unsecured (other than trade payables incurred in the ordinary course of business); (b) any indebtedness of any Transaction Entity evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of any Transaction Entity with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of any Transaction Entity for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liabilities of any Transaction Entity in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of any Transaction Entity under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance upon any property or asset owned by, any Transaction Entity. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts then due and owing pursuant to the instruments evidencing Indebtedness.
Independent Accounting Firm: has the meaning given to such term as set forth in Section 1.6(d)(i).
Initial Cap: has the meaning given to such term in Section 5.4(a)(i).
Initial Post-Closing Adjustment Statement: has the meaning given to such term in Section 1.6(a).

Intellectual Property: means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) social media account names, domain names, internet web addresses and other computer identifiers.
Interim Financial Statements: has the meaning given to such term in Section 2.9(a).
IP Licenses: means all material Contracts (a) pursuant to which any Company Entity uses any Licensed Intellectual Property, or (b) pursuant to which any Company Entity has granted to a third party any right in or to any Owned Intellectual Property.
IRS: means the U.S. Internal Revenue Service and any successor agency thereto.
Knowledge of Purchaser: means the actual knowledge of Sujan Patel, after due inquiry.
Knowledge of Seller: means the actual knowledge of Principal, after due inquiry.
Latest Balance Sheet: has the meaning given to such term in Section 2.9(a).
Law: means any principle of common law or law, statute, ordinance, code, regulation, rule (including stock exchange rules) or other requirement of any Governmental Authority.
Lease: has the meaning given to such term in Section 2.15.
Leases: has the meaning given to such term in Section 2.15.
Leased Property: has the meaning given to such term in Section 2.15.
Leased Properties: has the meaning given to such term in Section 2.15.
Liabilities: means, regarding any specified Person, any liability, debt, obligation, loss (including loss of value), damage, Action, judgment, settlement, interest, fine, penalty, Tax, deficiency, fee, cost or expense (including court costs and fees, costs of attorneys, accountants and other experts, and other expenses of litigation) of, against or incurred by and such Person (each, a “Liability”).
License: means any license, permit, certificate, approval, consent, registration or similar authorization (including any liquor license or other license necessary to continue to operate the Company Entities’ Businesses).
Licensed Intellectual Property: has the meaning given to such term in Section 2.17(a).

Losses: means any Liability, whether or not involving a third party claim.
Management Agreement: means any agreement pursuant to which any management fees in connection with the day-to-day management and operation of a hotel are payable to any Company Entity.
Management Fees: means all asset management fees, investment management fees, administration fees, accounting fees, audit fees, coordination fees, brokerage fees, breakup fees, transaction fees, negotiation fees, arranging fees, set up fees, management fees, performance fees, refinancing fees, arrangement fees, acquisition fees, disposition fees, finder’s fees, advisory fees, sundries fees, promotes, incentive compensation and all other fees and amounts payable now or in the future in connection with, related to or arising from any Real Estate Management Service.
Material Adverse Effect: means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of any Transaction Entity; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) general economic or political conditions; (ii) conditions first arising after the date hereof and affecting the industries in which any Company Entity operates; (iii) any changes in financial, banking or securities markets (including interest rates or currency exchange rates), including any material disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes first arising after the date hereof in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or other act of God; and (vii) any failure of the financial or operating performance of the Transaction Entities, taken as a whole, to meet any internal projections or budgets or any estimates of revenues or earnings, provided, however, that the underlying cause of any failure by the Company Entities to meet any internal projections or budgets or any estimates of revenues or earnings and its impact on the financial condition, businesses or results of operations of the Company Entities, taken as a whole, may be considered in determining whether there has been a Material Adverse Effect.
Material Contracts: means:
(i)    any Management Agreement;
(ii)    any Contract other than a Management Agreement pursuant to which any Transaction Entity received, or was entitled to receive, payments in respect of management fees, or other similar fees in excess of $500,000 in the aggregate in the calendar year ended December 31, 2013 or that Seller reasonably anticipates will result in payments in respect of such fees being received by any Transaction Entity in excess of $500,000 in any twelve-month period;

(iii)    any Contract pursuant to which any Transaction Entity made payments in excess of $500,000 in the aggregate in the calendar year ended December 31, 2013 or that Seller reasonably anticipates will result in payments being made by any Transaction Entity in excess of $500,000 in the aggregate in any twelve-month period (including by virtue of any indemnification provisions under any such Contract);
(iv)    any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or personal property that involves payments of more than $100,000 per year or more than $500,000 over the remaining term of such Contract;
(v)    any option, purchase right, conversion right, exchange right or equity appreciation plan with respect to the Equity Interests of any Transaction Entity;
(vi)    any joint venture, partnership, strategic alliance, fund management or similar Contract with any Person;
(vii)    any Contract by and between any Transaction Entity and Principal, or any Family Member of Principal;
(viii)    any IP License, except for (1) non-exclusive licenses to Owned Intellectual Property granted in the ordinary course of business or (2) “shrink wrap,” other licenses for commercially available software and similar generally available licenses that have an individual acquisition cost or require annual payments of $50,000 or less;
(ix)    any Contract pursuant to which any Person has any right or option to purchase rights or obligations under a Management Agreement or any other material property, asset or equity of any Transaction Entity (including any pre-emptive right, right of first offer, right of first refusal and/or call right);
(x)    any Contract pursuant to which any Person has any right or option to require any Transaction Entity to purchase or sell any rights or obligations under a Management Agreement or any other material property, asset or equity (including any put right or sale right, whether pursuant to a resolution of a dispute or otherwise);
(xi)    any Contract entered into outside the ordinary course of business with another Person which purports to limit or restrict the ability of any Transaction Entity to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive obligation with respect to any product or service or any geographic location;
(xii)    any Contract that (1) cannot be terminated without the payment of any fees, penalties or other termination amounts within sixty (60) days following notice to the appropriate Transaction Entity, and (2) involves payments by any Transaction Entity of more than $250,000 per year or more than $500,000 over the remaining term of such Contract;
(xiii)    any agency, dealer, broker-dealer, distribution, marketing, sales representative or similar Contract;

(xiv)    any employment, severance, retention, non-competition or separation Contract with any current or former director or officer, employee or consultant of any Transaction Entity;
(xv)    any Contract with any labor union or association relating to any current or former employee of any Transaction Entity;
(xvi)    any Contract relating to Indebtedness; or
(xvii)    any franchise agreement, licensing agreement or similar agreement relating to a Management Agreement or any Transaction Entity’s other material Assets (including any acknowledgment to any franchise agreement).
Multiemployer Plan: means a “multiemployer plan” as defined in Section 3(37) of ERISA that now is or at any time within the past six years was maintained or contributed to by (or to which a contribution obligation exists with respect to) the Company or any of its ERISA Affiliates.
Notice of Disagreement: has the meaning given to such term as set forth in Section 1.6(b).
NSAM: means NorthStar Asset Management Group Inc., a Delaware corporation.
Order: means, regarding any specified Person, any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority, against or involving any such Person, as the context so denotes.
Organizational Documents: means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.
Owned Intellectual Property: has the meaning given to such term as set forth in Section 2.17(a).
Parties: means Seller, the Company and Purchaser (each, a “Party”).
PBGC: means the Pension Benefit Guaranty Corporation of the United States established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).
Person: means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or other legal entity or Governmental Authority.
Personal Data: means a Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by any Company Entity allows the identification of or contact with a Person or can be used to identify a Person.
Pre-Closing Tax Period: has the meaning given to such term in Section 4.1(a).
Principal: means Jeffrey Fisher, an individual, owner of the managerial interests of the Seller and owner of 92.7272% of the membership interests of Seller.
Purchased Units: has the meaning given to such term in Section 1.1.
Purchaser: has the meaning given to such term in the first paragraph of this Agreement.
Purchase Price: has the meaning given to such term as set forth in Section 1.2.
Purchaser Fundamental Representations: means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Due Authorization), and 3.6 (Brokers).
Purchaser Indemnified Parties: means Purchaser and its employees, officers, directors, managers, members, partners, equity holders, Affiliates, agents, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (each, a “Purchaser Indemnified Party”).
Purchaser Representations: means the representations and warranties made by Purchaser in this Agreement.
Real Estate Management Service: means any service related to the Business.
Release Date: has the meaning given to such term in Section 5.1.
Resolution Period: has the meaning given to such term as set forth in Section 1.6(c).
Restructuring Documents: means the documents identified on Schedule I.
Restructuring Transactions: means the transactions contemplated by the Restructuring Documents.
Review Period: has the meaning given to such term as set forth in Section 1.6(b).
SEC: means the U.S. Securities and Exchange Commission.
Seller: has the meaning given to such term in the first paragraph of this Agreement.
Seller Disclosure Letter: has the meaning given to such term as set forth in Section 2.3.
Seller Fundamental Representations: means the representations and warranties of Seller set forth in Section 2.1 (Organization), Section 2.2 (Due Authorization), Section 2.6 (Title and Capitalization), Section 2.23 (Tax Matters) and Section 2.31 (Brokers).

Seller Indemnified Parties: means Seller and its employees, officers, directors, managers, members, partners, equity holders, Affiliates, agents, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (each, a “Seller Indemnified Party”).
Seller Representations: means the representations and warranties made by Seller in this Agreement or in any certificate delivered by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement.
Settlement Conditions: has the meaning given to such term in Section 5.5(i).
Straddle Period: has the meaning given to such term in Section 4.1(b).
Subsidiary: means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) Controls the management.
Tax: means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, escheat, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, or any liability for Taxes of another Person pursuant to a Contract, in each case, in respect of any of the items described in clause (a) or (b) above.
Tax Return: means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
Threshold Amount: has the meaning given to such term in Section 5.4(a)(i).
Third Party Claim has the meaning given to such term in Section 5.5(a).
Transaction Entities: means, collectively, the Seller and the Company Entities (each, a “Transaction Entity”).

Transaction Documents: means the documents identified on Schedule II (each, a “Transaction Document”).
Treasury Regulations: means the regulations promulgated under the Code.
Unaudited Balance Sheet: has the meaning given to such term as set forth in Section 2.9(a).
Unaudited Financial Statements: has the meaning given to such term as set forth in Section 2.9(a).
Working Capital: means the current assets of the Company Entities minus current liabilities of the Company Entities (which includes the amounts reserved for 2014 bonuses), in each case determined in accordance with GAAP but excluding (a) any intercompany accounts and other intercompany obligations among the Company Entities and (b) any assets or liabilities in respect of Taxes.